Exhibit 3.2(b)

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF TRUST OF

ETF MANAGERS GROUP COMMODITY TRUST I

THIS Certificate of Amendment to Certificate of Trust of for ETF Managers Group Commodity Trust I (the “Trust”) is being filed to amend the existing certificate of trust of the Trust (the “Certificate of Trust”) which was originally filed with the Secretary of State of the State of Delaware on July 23, 2014 under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”) to change the name of the Trust.

1.	Current Name. The current name of the Trust is “ETF Managers Group Commodity Trust I”.

2.	New Name. The new name of the Trust is “Amplify Commodity Trust”.

3.	Effective Date. This Certificate of Amendment to Certificate of Trust shall be effective on [ ].

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment to Certificate of Trust in accordance with Section 3811(a)(2) of the Act.

WILMINGTON TRUST, NATIONAL ASSOCIATION,
not in its individual capacity but solely as Trustee of the Trust

By:
Name:
Title: